File Pursuant to Rule 424(b)(3)
Registration Statement No. 333-156423
Prospectus Addendum to
the Prospectus Supplement dated December 23, 2008 and
the accompanying Prospectus dated December 23, 2008

GLOBAL MEDIUM-TERM NOTES, SERIES F
GLOBAL UNITS, SERIES F
GLOBAL WARRANTS, SERIES F

Morgan Stanley & Co. Incorporated will, and other affiliates of Morgan Stanley may, use this prospectus addendum, the accompanying prospectus supplement dated December 23, 2008 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F and/or the accompanying prospectus dated December 23, 2008 in connection with market-making transactions of notes, units or warrants that were originally issued under a similar prospectus supplement for Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F with a date earlier than December 23, 2008, and/or a similar prospectus, with a date earlier than December 23, 2008. We refer below to such earlier prospectus supplement as the “earlier prospectus supplement” and such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum, the accompanying prospectus supplement dated December 23, 2008 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F and the accompanying prospectus dated December 23, 2008 are used in connection with a market-making transaction, you should note that the accompanying prospectus supplement dated December 23, 2008 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F supersedes the earlier prospectus supplement, and the accompanying prospectus dated December 23, 2008 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes, units or warrants, please note that all references in it to the earlier prospectus supplement should instead refer to the accompanying prospectus supplement dated December 23, 2008 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F, and all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated December 23, 2008.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes, units or warrants, together with the accompanying prospectus supplement dated December 23, 2008 relating to Global Medium-Term Notes, Series F, Global Units, Series F and Global Warrants, Series F and/or the accompanying prospectus dated December 23, 2008.

The offered notes, units or warrants are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

December 23, 2008